Exhibit 99.2

SUSTAINED ANTI-PRURITIC EFFECT OF TITAN’S TP-2021 IMPLANT REPORTED TODAY AT NEUROSCIENCE 2021

SOUTH SAN FRANCISCO, CA – November 8, 2021 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) announced that, in a presentation given today at the Society for Neuroscience 2021 Meeting, Ben Land, Ph.D., Research Assistant Professor at the University of Washington’s Department of Pharmacology, reported additional positive data from an ongoing in vivo study of its human kappa-opioid receptor agonist (“TP-2021”) ProNeura®-based implant in an established 5'-guanidinonaltrindole (5'-GNTI) itch-induced mouse model.

As previously reported, low dose TP-2021 implants had demonstrated anti-pruritic effects for up to 2 weeks in this model. Higher-dose TP-2021 implants were subsequently formulated and the study repeated after content analysis of the removed low-dose implants indicated potential drug release duration of approximately four months, but at levels below the anti-pruritic efficacy threshold.

A significant reduction in scratching behavior was maintained in mice who received the high-dose TP-2021 implant at both Day 28 and Day 56 post-implantation, compared with those that received the placebo implant, with no safety issues observed. In addition, the high-dose TP-2021 implant provided sustained supra-therapeutic plasma levels of TP-2021 through Day 84. As a result, the efficacy assessment is continuing.

“These results indicate that TP-2021 implants can release drug above the therapeutic threshold in this mouse pruritus model for several months following a single treatment,” said Dr. Land. “Difelikefalin (KorsuvaTM)) intravenous injection set the guidepost for the treatment of chronic kidney disease patients undergoing hemodialysis. Demonstration of efficacy of an oral formulation meant for treating other pruritic indications, such as atopic dermatitis, has thus far not been achieved. Titan’s ProNeura-based TP-2021 implants present a viable solution for the delivery of sustained therapeutic levels of a peripheral kappa agonist for potentially up to 6 months or longer for the treatment of chronic pruritus and related conditions. A single administration of TP-2021 using ProNeura implant(s) could potentially avoid the need for frequent oral administration, even if a peptide with oral bioavailability can be successfully developed.”

Kate Beebe DeVarney, Ph.D., President and Chief Operating Officer of Titan, commented, “Based on TP-2021’s high potency and three-month post-implantation plasma levels, we believe TP-2021 ProNeura implants could potentially maintain supra-therapeutic levels for a prolonged period, and we are looking forward to receiving additional efficacy and durability data in the coming months.”

Marc Rubin, M.D. Titan's Executive Chairman, added, “These data suggest that a single administration of TP-2021 implant(s) presents a viable solution for the long-term, continuous treatment of severe chronic pruritus associated with certain kidney, liver, and skin conditions.”

About Chronic Pruritus

Chronic pruritus is an often debilitating condition, resulting in the need to scratch that lasts more than 6 weeks. It is a prevalent symptom associated with a number of serious cutaneous and systemic conditions. Due to its complex pathogenesis and numerous contributing factors, effective treatment of chronic pruritus remains challenging.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to our ability to raise capital, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com